EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on August 30, 2007 and shall be effective as of and contingent upon the consummation of the IPO, as defined below.

BETWEEN:

(1)
FUQI INTERNATIONAL, INC., incorporated under the laws of the State of Delaware, U.S.A., whose registered office is at Room 1307, 13/F, Hang Seng TST Building, 18 Carnarvon Road, Tsim Sha Tsui, Kowloon, HKSAR (the Company); and

(2)	Xi Zhou Zhuo (holder of PRC identity card no. 440524196810295478) of Suite 107, No. 220, Guang Shan Free Way, Xia Shan, Chao Nan District, Guangdong, PRC (the Employee).

WHEREAS:

(A)	The Company intends to conduct an initial public offering of securities in the United States (“IPO”).

(B)
Prior to the execution of this agreement, the Employee was employed by the Company, and the Company and the Employee have agreed to reduce the terms of the employment in writing as recorded by the provisions of this Agreement.

(C)
The parties desire to enter into this Agreement to establish the terms and conditions of the Employee’s employment, which shall be contingent on and effective as of the consummation of the Company’s IPO.

IT IS AGREED as follows:

DEFINITIONS

1.	In this Agreement the following expressions shall have the following meanings:

Business means all and any business, trade or other commercial activities of the Company or any Group Company;

Board means the Board of Directors of the Company or a duly authorized committee of the Board of Directors;

Confidential Information means all and any information, knowledge or data (whether or not recorded in documentary form or on computer disk or tape) not generally known or available to the public which Employee may have learned, discovered, developed, conceived, originated or prepared during or as a result of the Employment relating to the operations, business methods, corporate plans, management systems, finances, new business opportunities, products, services, technology, customers, clients, policies, procedures, accounts, personnel, techniques, concepts, or research and development projects of the Company or any Group Company and any and all trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company and any company which is a direct or indirect subsidiary of the Company from time to time;

Termination Date means the date on which the Employment is terminated howsoever caused.

TERM AND APPOINTMENT

2.1	According to the terms of this Agreement, the Employee shall be appointed as the Marketing Director of the Company.

2.2
Subject to clause 10, the Employment shall commence upon the closing of the Company’s currently proposed IPO and shall continue for a period of three (3) years from such date unless or until terminated by either party according to clause 9. This Agreement is contingent upon the consummation of the Company’s currently proposed IPO, and in the event that the currently proposed IPO does not close, for whatever reason, within the sixty (60) day period following the date of this Agreement, this Agreement shall be terminated and have no effect.

2.3
Employee shall bear his individual income tax by himself according to applicable law and shall be responsible to properly report his personal income tax to his country or place of residency. Notwithstanding the Employee’s reporting and payment obligations with respect to income taxes, Employee agrees that the Company or Group Company is entitled to withhold the tax according to applicable law.

DUTIES

3.1	During the Employment, the Employee will:

(a)	devote his best efforts, energies, skills and attention to the business and affairs of the Company and Group Company;

(b)
faithfully and diligently perform all such duties and exercise all such powers that are commensurate with Employee’s position and as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;

(c)	comply with all directions lawfully and properly given to him by the Chief Executive Officer and the Board as they may from time to time deem in the best interests of the Company;

(d)
devote the whole of his time, attention and abilities to the business of the Company or any other Group Company for which he is required to perform duties and shall not, without the Company’s prior written consent, be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation;

(e)
promptly provide the Company with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

(f)
comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company and conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position; and

(g)	fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

3.2
The Employee shall be required to work during the Company’s normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for any hours worked in excess of the Company’s normal business hours.

3.3
The Employee’s normal place of work is Shenzhen, China. However, the Employee may be assigned to work in either of the Company’s offices in Hong Kong and may be required to make overseas business trips as may be required for the proper performance of his duties under the Employment.

SALARY

4.1
The Employee’s base salary shall be One Hundred Twenty Thousand US Dollars (US$120,000) per annum payable in regular instalments in accordance with the customary payroll practices of the Company and subject to all legally required deductions and withholdings. Employee’s base salary will be reviewed by the Company’s Compensation Committee annually in a manner that is consistent with Company’s compensation policy. The base salary may be increased from time to time by the Compensation Committee in its absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

4.2
Other than as explicitly set forth in this Agreement, the Employee’s salary is inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.3
The Employee shall receive, on an annual basis, stock options with a ten-year term to acquire shares of the Company’s common stock having a market value of 1% of our annual profit before tax, not exceeding $120,000 in value, as set forth in our annual report on Form 10-K for the relevant period as filed with the Securities and Exchange Commission. The per share exercise price of these options shall be 100% of the fair market value of the Company’s common stock on the date of grant.

4.4
During Employment, Employee is entitled to reimbursement for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties. Payments to Employee will be made in accordance with the Company’s policy and procedures upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require and pursuant to applicable Company policy.

BONUS

5.1
The Employee shall be eligible to receive a management bonus in respect of each fiscal year of the Company completed in an amount to be determined by the Compensation Committee in its absolute discretion. Payment of such bonus, if any, shall be at the absolute discretion of the Company’s Compensation Committee, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

5.2
After the Termination Date the Employee will not be eligible to receive the bonus referenced in clause 5.1 and the payment of any bonus to which the Employee may be eligible for after the Termination Date will be at the sole discretion of the Board and Compensation Committee.

VACATION

6.1
The Employee is entitled to accrue up to twenty (20) working days’ paid vacation per calendar year during his Employment (plus public holidays in Hong Kong), to be taken at a time or times convenient to the Company. The right to paid vacation will accrue pro rata during each calendar year of the Employment. Any vacation time not taken within 12 months of accruing will be forfeited, and no more than twenty (20) working days’ of vacation may be accrued at any time. Vacation time may not be carried over from one year to the next and] payment will not be made in lieu of vacations not taken.

6.2	On termination of the Employment, the Employee shall be entitled to payment in lieu of accrued but untaken vacation (other than vacations forfeited in accordance with clause 6.1) on a pro rata basis.

SICKNESS AND OTHER INCAPACITY

7.1
Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of two (2) days for each completed month of service in the first year of service and four (4) days for each completed month of service thereafter.

7.2	The Employee will not be paid during any period of absence from work (other than due to vacation, holiday, sickness, injury or other incapacity) without the prior written permission of the Company.

INTELLECTUAL PROPERTY

8.1
The Employee shall forthwith disclose full details of any inventions, designs, know-how or discoveries, whether registerable or not, or whether patentable or a copyright work (Inventions) in confidence to the Company and shall regard himself in relation thereto as a trustee for the Company.

8.2	All intellectual property rights in such Inventions shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof.

8.3
Notwithstanding clause 8.2 above, the Employee shall assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written, originated, conceived or made by the Employee (except only those works written, originated, conceived or made by the Employee wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment.

8.4
The Employee agrees and undertakes that at any time during or after the termination of his Employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate the Company’s rights in respect of the Inventions and other intellectual property rights referred to in this clause 8, including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

TERMINATION

9.1
Either party may terminate the Employment by providing the other party with sixty (60) days’ written notice. The Company may, in its sole discretion, also terminate the Employment immediately without prior written notice by making a payment of the base salary to Employee in lieu of prior written notice.

9.2
At any time during the Employment the Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued) for serious misconduct, including, without limitation, if the Employee:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

(b)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is charged with a criminal offense (other than a road traffic offense not subject to a custodial sentence);

(e)
is or becomes incapacitated or ill to the extent that he is unable to perform the inherent duties and obligations of the Employment and the Employee has exhausted all of his entitlement to paid sickness leave set out in clause 7, or

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors.

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

9.3	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)
immediately deliver to the Company all books, documents, papers, computer records, computer data, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)
immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)
immediately pay to the Company or, as the case may be, any other Group Company all outstanding amounts due or owed to the Company or any other Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

9.4
The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

9.5
The Employee agrees that any payments pursuant to this clause 9 will be in full and final settlement of any and all claims the Employee may have against the Company or any other Group Company arising out of or in connection with his Employment or its termination, and Employee and the Company agree to execute a general mutual release in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Employee.

SUSPENSION

10.1
Where notice of termination has been served by either party whether in accordance with clause 9.1 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require him:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any vacation which has accrued under clause 6.1 during any period of suspension under this clause 10.1.

10.2	The provisions of clauses 11 and 12 shall remain in full force and effect during any period of suspension under clause 10.1.

10.3	Any suspension under this clause 10.1 shall be on full salary and benefits during any period of suspension.

CONFIDENTIAL INFORMATION

11.1	The Employee acknowledges:

(a)	that the Confidential Information is valuable to the Company and other Group Companies;

(b)	that the Company will provide the Employee with access to Confidential Information so that the Employee is properly able to carry out the duties pursuant to this Agreement;

(c)	that the Employee owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times in the best interests of the Company;

(d)
that the disclosure of any Confidential Information to any customer or actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable damage to the Business and therefore the restrictions contained in clauses 11 and 12 are reasonable to protect the Company;

and the Employee undertakes that he will not at any time (whether during the Employment or for a period of 12 months from the Termination Date) use for his own or another’s advantage, or reveal to any third-party person, firm, company or organization and shall use his best efforts to prevent the publication or disclosure of any Confidential Information to any third party.

11.2
The limitations imposed on Employee pursuant to clause 11.1 shall not apply to Employee’s (i) compliance with legal process or subpoena, or (ii) statements in response to inquiry from a court or regulatory body, provided that Employee gives the Company reasonable prior written notice of such process, subpoena or request. In addition, the restrictions in this clause shall not apply so as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended.

RESTRICTIVE COVENANTS

12.1
The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that, for the period during the Employment and the twelve (12) months following the Termination Date, he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity (except on behalf of the Company):

(a)
solicit or entice away or attempt to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, a client of the Company or any Group Company with whom the Employee had business dealings during the course of his Employment or in the twelve (12) month period prior to the Termination Date;

(b)
solicit or entice away or attempt to solicit or entice away any individual person who is employed or engaged by the Company or any Group Company either as a director or in a managerial or technical capacity; or who is in possession of Confidential Information and with whom the Employee had business dealings during the course of his Employment or the twelve (12) month period immediately prior to the Termination Date;

(c)
carry on, set up, be employed, engaged or interested in a business in Hong Kong, the People’s Republic of China, and any other geographic locations where the Company’s Business is conducted, that is in competition with, whether directly or indirectly, the Business as at the Termination Date. It is agreed that if any such company ceases to be in competition with the Company and/or any Group Company this clause 12.1(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 12.1(c) shall not, at any time following the Termination Date, prevent the Employee from (i) owning an equity interest in the Company, and (ii) owning up to one percent (1%) of the securities in a corporation engaged in a business that competes with the Company, provided that such securities are listed on a national securities exchange. Nothing in this clause 12.1(c) shall prohibit Employee from seeking or doing of business not in direct or indirect competition with the Business;

12.2
While the parties agree that the restrictions contained in Clause 11 and 12 are reasonable in all the circumstances, it is agreed that if any court of competent jurisdiction holds that the length of the post-termination covenants contained in clauses 11 and 12 are not reasonable, the parties agree that:

(a)	the covenants are to apply for a period of nine (9) months from the Termination Date; or, if this period is held to be unreasonable,

(b)	for a period of six (6) months from the Termination Date; or if this period is held to be unreasonable,

(c)	for such other period as any court of competent jurisdiction decides is reasonable.

12.3
The period during which the restrictions referred to in clauses 12.1(a) to (c) inclusive which apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 10.1.

MISCELLANEOUS

13.1
This Agreement, together with any other documents referred to in this Agreement, supersedes all other agreements both oral and in writing between the Company and the Employee. The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

13.2
The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

13.3
Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by registered post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by registered post to its registered office for the time being. Any notice served by registered post shall be deemed to have been served two days (excluding Sundays and statutory holidays) after the date of the registered post receipt.

13.4	The provisions of clauses 11, 12 and 13 shall remain in full force and effect after the Termination Date.

13.5
This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A. Each of the parties agrees that the courts of the State of Delaware are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

13.6	The Agreement is written in both Chinese and English languages. If any inconsistency arises between the two versions, the English version shall prevail.

13.7
If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

13.8
The waiver by any party to a breach of any provision of this Agreement must be in writing and signed by such party to be effective, and shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

13.9
This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

13.10
This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF this AGREEMENT has been signed on the date the day and year first above written.

SIGNED by XI ZHOU ZHUO	)	/s/XI ZHUO ZHUO
in the presence of:	)

SIGNED for and on behalf of	)	/s/ YU KWAI CHONG
FUQI INTERNATIONAL, INC. in the presence of:	)

DATED THE 30 DAY OF AUGUST, 2007

FUQI INTERNATIONAL, INC.

and

XI ZHOU ZHUO

EMPLOYMENT AGREEMENT